COMMERCIAL LEASE

THIS LEASE made and entered into this 1st date of October 2001, between Covold Partners hereinafter called "Landlord" and US Patriot Inc hereinafter called "Tenant".

WITNESSETH

In consideration of the covenants and agreements of the respective parties herein contained, the parties hereto do hereby agree as follows:

     A.      DEMISED PREMISES
             ----------------

     Landlord by these present does hereby demise and let unto Tenant, and Tenant leases and hires from Landlord all these certain premised hereinafter more fully described, together with and the buildings and other improvements now and hereafter erected thereon for the term and upon the rental and the covenants and agreements of the respective parties herein set forth.

     Said premises consist of a parcel of ground located in the State of South Carolina, County of Richland, City of Columbia, address is 5401 Forest Drive.

     B.      TERMS
             -----

     The term of this lease shall be for three (3) years commencing October 1, 2001 and terminating September 30, 2004.

     C.      COVENANTS AND CONDITION OF LEASE:
             --------------------------------

     This lease is made on the following covenants and conditions which are expressly agreed to by the Landlord and the Tenant:

             1. RENT: Tenant agrees to pay as rental to Landlord the annual sum of Thirty Eight Thousand One Hundred ($38,100.00) Dollars, payable in equal monthly installments of Three Thousand One Hundred Seventy Five ($3175.00) Dollars per month to Covold Partners, Calendar Court, Suite 4, Columbia, SC 29206. Rent is due on the last cay of the month and shall not be withheld for any reason whatsoever.
                 In the event Tenant shall fail to pay each rental on the due date or within ten (10) days thereafter, a late charge of (2%) percent of the monthly rental shall be added to the rental and paid to the Landlord for each late payment, and the same shall be treated as additional rent.

             2. CONDITION OF PREMISES: Tenant has inspected and accepted leased premises in the same condition they are in at the time of commencement of the term of this Lease. Tenant agrees if, during said term, Tenant shall change the


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             usual method of conducting Tenant's business on leased
             premises, or should Tenant install thereon or therein any new facilities, Tenant will at the cost and expense of Tenant, make alterations or improvements in or to the demised which may be required of Federal or State law, or by any municipal ordinance, or regulation applicable thereto.

             3. REPAIR AND CARE OF BUILDING BY TENANT: Tenant shall, throughout the initial term of this Lease and any renewals thereof, as its own expense, maintain in food order and repair the leased premises, including the building and other improvements located thereon. Such repairs by Tenant shall include as applicable but not limited to, repairs to electrical and plumbing systems and fixtures, air-conditioning and heating systems, loading doors, paved parking areas and drives, mowing of grass and care of shrubs. Tenant shall at its expense contract with a reputable firm for periodic servicing of the heating, air-conditioning and ventilation systems as recommended by the manufacturer of such equipment and shall keep on file with Landlord or its agent a copy of said contract or other substantial proof of such servicing. Tenant shall be responsible for all repairs to heating and air conditioning equipment including parts and labor. Tenant shall also maintain pest control (including termite) inspection and treatment of the premises as required. Tenant agrees to return said premises to Landlord at the expiration or prior termination of this lease in as good condition and repair as when received, natural wear and tear, damage by storm, fire lightening, or other natural casualty excepted.

             5.  ALTERATION OF BUILDING AND INSTALLATION OF FIXTURES AND
                 OTHER APPURTENANCES:    Tenant may, with prior written
                 consent of Landlord, but at its own cost and expense in a good, workmanlike manner, make such alterations and repairs in the building as Tenant may require for the conduct of its business without, however, materially altering the basic character of the building or improvements, or weakening any structure on the demised premises. Tenant shall have the right without the permission of the Landlord to erect at Tenants sole cost and expense, such temporary partitions, including office partitions, as mat be necessary to facilitate the handling of Tenant's business and to install electrical fixtures, additional lights and wiring and other trade appliances. Any alterations and improvements to the leased premises, including but not limited to partitions, all electrical fixtures, lights and wiring, shall at the option of Landlord, become the property of Landlord, at the expiration or sooner termination of this lease. Should Landlord request Tenant to remove all or any part of the above mentioned items, Tenant shall do so prior to the expiration of this lease, or any extension thereof, Tenant shall remove said shelves, bins and machinery, and repair, in good and workmanlike manner, all damage done

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                 to the lease premises by such removal.  Tenant shall not
                 exercise the right and privilege granted by this Article 5 in such manner as to damage or affect the structural qualities of the building. Before any work is begun, tenant agrees to furnish Landlord with hold harmless agreements from all contractors protecting against mechanics liens.

                 6. SUBORDINATION OF LEASE: Tenants rights under this lease shall remain subordinate to any bona fide mortgage or deed to secure debt, which is now, or may hereafter be placed upon the premises by Landlord.

                 7. CONDEMNATION: In the event any part of the premises shall be taken or condemned at any time during the term hereof through the exercise of power of eminent domain, with or without litigation, and Tenant shall determine that the remaining portion of premises are not reasonably suitable for it's use and occupation of premises are giving written notice to Landlord within ninety (90) days after the date of such taking, terminate this lease and Landlord shall refund any unearned rent paid in advance by Tenant. If Tenant does not terminate this lease as provided above, this lease shall continue in force as to the remaining portion of the demised premises and in such event the monthly rental thereafter payable by Tenant hereunder shall be adjusted and prorated in the exact ratio which the value or the premises remaining after such condemnation bears to the value of the premises immediately preceding the condemnation, and Landlord shall, at its own expense, make any repairs or alterations to said premises which may be necessary to restore the premises, in so far as possible, to their condition prior to condemnation.
                            In the event of the taking of all or any
                 portion of the premises if the Tenant terminates the lease as provided above, Landlord and Tenant shall together pursue the claim against the condemning or taking authority for the value of the property taken and tenant shall receive from the condemnation award the value of his improvements, of any, so taken; Tenant shall receive no other part of the condemnation award. If the lease is not terminated, Landlord shall receive the entire award in the condemnation proceeding.

                 8. ERECTION AND REMOVAL OF SIGNS: Tenant shall place suitable signs on the leased premises for the purpose of the indicating the nature of the business carried on by the Tenant in said premises; provided, they shall not damage the leased premises in any manner. At the termination of this, Landlord may require that the Tenant remove his sign and any damage to the premises caused by the removal shall be promptly repaired by the Tenant. Tenant shall be responsible for applying for and paying for any and all licenses or fees which may be required by any governmental authority as it pertains to signage. And further, Tenant shall adhere to all local sign ordinances as it pertains to the erection of the signs on the premises.

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                 9.  GLASS BREAKAGE AND VANDALISM: Tenant agrees to
                     immediately replace all broken or damaged glass with glass of a comparable quality and characteristics which meets appropriate agence building code requirements, excepting breakage covered under Landlord's normal fire and extended coverage insurance policy. Tenant shall make any repairs or replacements caused by vandalism to the premises or any part thereof, if said damage is not covered by Landlord's insurance.
                10. RIGHT OF ENTRY OF LANDLORD: Tenant at any time during this lease term shall permit inspection of the demised premises during reasonable business hours by Landlord or Landlord's agents or representatives for the purpose of ascertaining the condition of the demised premises and in order that the Landlord may make such repairs as may be required to be made by the Landlord under the terms of this lease. Sixty (60) days prior to the expiration of this lease, Landlord may post suitable notice on the demised premises that the same are "For Rent" and may show the premises to prospective tenants at reasonable times. Landlord may not, however, thereby unnecessarily interfere with the use of demised premises by Tenant.
                11. PAYMENT OF UTILITIES: Tenant shall contract for and pay all charges for sewage, water, gas, electricity and other public utilities used on the leased premises, including all replacements of light bulbs, tubes, ballasts and starters. Landlord may pay any delinquent bills incurred by the Tenant during the lease term which bills may create a lien on the demised premises and shall upon demand be immediately reimbursed by Tenant. Said payments shall be treated as additional rental even though the lease term may have expired.
                12. ASSINGNMENT AND SUBLETTING: Neither this lease nor any interest herein may be assigned by the Tenant voluntarily or involuntarily, by operation of law, and neither all not any part of the leased premises shall be sublet by Tenant without the written consent of Landlord first had and obtained; however, Landlord agrees not to withhold it's consent unreasonably for Tenant to sublet the demised premises.
                13. DAMAGE OR DESTRUCTION: If the demised premises or any part thereof shall be damaged or destroyed by fire or other casualty, Landlord shall promptly repair all such damage and restore the demised premises without expense to Tenant, subject to delays due to adjustment of insurance claims, strikes and other causes beyond Landlord's control. If such damage or destruction shall render the premises untenantable in whole or in part, the rent shall be abated wholly or proportionately as the case may be until the damage shall be repaired and the premises restored. If the damage or destruction shall be so extensive as to require the substantial rebuilding (i.e., expenditure of fifty (50%) percent or more of replacement costs) of the building or buildings on the demised premises, Landlord or Tenant may elect to

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                     terminate this lease by written notice to the other given
                     thirty (30) days after the occurrence of such damage or destruction.
                            Landlord and Tenant hereby release each
                other from liability for loss or damage occurring on or to the leased premises or the premises of which they are a
                part or to the contents of either thereof, caused by fire
                or other hazards ordinarily covered by fire and extended coverage insurance policies and each waives all rights of recovery against the other for such loss or damage. Willful misconduct lawfully attributable to either part, whether in whole or in part a contributing cause of the casualty
                giving rise   to the loss or damage, shall not be excused
                under the foregoing release and waiver.

                14. INJURIES AND PROPERTY DAMAGE: Tenant agrees to indemnify and hold Landlord harmless of and from any and all claims of any kind or nature arising from Tenant's use of the demised premises during the term hereof, and tenant hereby waives all claims against Landlord for damage to goods, wares, or merchandise of for injury to persons in and upon the premises from any cause whatsoever, except such as might result from the negligence of Landlord or Landlord's representatives or from failure of Landlord to perform it's obligation herunder within a reasonable within a reasonable time after notice in writing by Tenant requiring such performance by Landlord. Tenant shall at all times during the term hereof keep in effect in responsible companies liability insurance in the names of and for the benefit of Tenant and Landlord with limits as follows:

                           Bodily Injury .$ 100,000 each person
                                          $ 300,000 each accident

                           Property Damage . $ 100,000
                Such insurance may, at Tenant's election, be carried under any general blanket coverage of Tenant. A renewal policy shall be procured not less than ten (10) days prior to the expiration of any policy. Each original policy or a certified copy thereof, or a satisfactory certificate of the insurer evidencing insurance carried with proof of payment of the premium shall be deposited with Landlord. Tenant shall have the right to settle and adjust all liability claims and all claims against the insuring companies, but without subjecting Landlord to any liability or obligation.

                15. SURRENDER OF PREMISES: Tenant agrees to deliver all keys and to surrender the leased premises at the expiration, or sooner termination, of this lease, or any extension thereof, broom-clean in the same condition as said when premises were delivered to Tenant, or as altered, pursuant to the provisions of this lease, ordinary wear, tear and damage by the elements excepted, and Tenant shall remove all of it's property. Tenant agrees to pay a reasonable cleaning charge should it be necessary for Landlord to restore or cause to the restored the premises to the same condition as when said premises were delivered to Tenant.

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                16.  QUIET ENJOYMENT: If and so long as Tenant pays the
                     rents reserved by this lease and performs and observes all the covenants and provisions hereof, Tenant shall quietly enjoy the demised premises, subject, however, to the terms of this lease, and the Landlord will warrant and defend Tenant in the enjoyment and peaceful possession of the demised premises throughout the term of the lease.

                17. WAIVER OF COVENANTS: It is agreed that the waiving of any of the covenants of this lease agreement by either party shall be limited to the particular instance and shall not be deemed to waive any other breaches of such covenant or any provision herein contained.

                18. DEFAULT: If Tenant shall make default in the fulfillment of any of the covenants and conditions hereof except default in payment of rent, Landlord may, at it's option, after fifteen (15) days prior to notice to Tenant, make performance for Tenant and for the purpose advance such amounts as may be necessary. Any amounts so advanced or any reasonable expence incurred or sum of money paid by Landlord by reason of the failure of Tenant to comply with any covenant, agreement, obligation, or provision of this lease shall be deemed to be additional rent for the leased premises and shall be dire and payable to Landlord on demand. The acceptance by Landlord or any installment of fixed rent or of any additional rent hereunder shall not be a waiver of any other rent than due.
                           If Tenant shall make default in
fulfillment of any of the covenants or conditions of this lease (other then the covenants for the payment of rent or other amounts) and any such default shall continue for a period of thirty (30) days after notice, then Landlord may, at it's option, terminate this lease by giving Tenant notice of such termination and, thereupon, this lease shall expire as fully and completely as if that day were the date definitely fixed for the expiration of the term of this lease and Tenant shall then quit and surrender the leased premises.

                19. DEFAULT IN RENT, INSOLVENCY OF TENANT: If Tenant shall make default in the payment of the rent reserved hereunder, or any part thereof, or making nay other payment herein provided for , and any such default shall continure for a period of fifteen (15) days, after written notice to Tenant, or if the leased premises or any part thereof shall be abandoned or vacated or if the Tenant shall be dismissed therefrom by or under any authority other than Landlord, or if Tenant shall file a voluntary petition in bankruptcy or if Tenant shall file any petition or institute any proceedings under any Insolvency or Bankruptcy Act or any amendment therto hereafter made, made seeking to effect it's reorganization or a composition with it's creditors or if, in any proceedings based on the insolvency of the Tenants or relation to bankruptcy proceedings, a receiver or trustee shall be appointed for Tenant or the leased premises or if any proceedings shall be commenved for the reorganization of Tenant or if the leasehold estate created hereby shall admit in writing it's inability to pay it's obligations generally as they become due, then

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                     Landlord may, at it's option,  terminate this lease,
                     without notice, and Landlord or Landlord's agents and servants may immediately, or at any time thereafter, re-enter said premises by force, summary proceedings or otherwise, and remove all persons and property therein, without being liable to indictment, prosecution or damage therefore, and Tenant herby expressly waives the service of any notice in writing of intention to re-enter said premises. Landlord may in addition to any other remedy provided by law or permitted herein, at it's option re-let said premises on behalf of Tenant, applying any moneys collected first to the payment of expenses of resuming or obtaining permission, and second to the payment of costs of placing the leased premises in rentable condition, including leasing commission, and third to the payment of rent due hereunder, and any other charges due to the Landlord. Any surplus remaining thereafter shall be paid to Tenant and Tenant shall remain liable for any deficiency in rental which shall be paid upon demand therefore to Landlord.

                20. ENFORCEMENT: In the even either party shall enforce the terms of this lese by suit or otherwise, the party at fault shall pay the costs and expenses incident thereto, including a reasonable attorneys fee.

                21. FAILURE TO PERFORM COVENANT: Any failure on the part of either party to theis lease to perform any obligation hereunder, and any delay in doing any act required hereby shall be excused if such failure or delay is caused by any other similar caused by any strike, lockout, governmental restriction or any other similar cause beyond the control of the party so failing to perform, to the extent and for the period that such continues, save and except that the provisions of this paragraph shall not excuse a non-payment fo rent or other sums due hereunder on it's due day.

                22. RIGHTS TO SUCCESSORS AND ASSIGNS: The covenants and agreements contained in the within lease shall apply to, inure to the benefit of, and be binding upon the parties hereto, their heirs, distributes, executors, administrators, legal representatives, assigns and upon their respective successors in interest, except as expressly otherwise hereinbefore provided.

                23. LIENS: Tenant agrees not to permit any lien for moneys owing by Tenant to remain against the leased premises for a period of more then thirty (30) days following discovery of the same by Tenant; provided, however, that nothing herin contained shall prevent Tenant, in good faith and for good cause, from contesting in the courts the claim or claims of any person, firm or corporation growing out of Tenants operation of the demised premises or costs of improvements by Tenant on the said premises, and the postponement of payment of such claim or claims, until such contest shall finally be decided by the courts shall not be a violation of this agreement or any covenant thereof. Should any such lien be filed and not released or discharged or action not commenced to declare

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                     the same by Tenant, Landlord may at Landlord's option
                     (but without any obligation so to do) pay and discharge such lien and may likewise pay and discharge any taxes, assessments or other charges against the leased premises which Tenant is obligated hereunder to pay and which may or might become a lien on said premises. Tenant agrees to repay any sums so paid by Landlord upon demand therefore, together with interest at the rate of ten (10%) percent per annum for the date any such payment is made.

                24. CONSTRUCTION OF LEASE: The word " Landlord" as used herein shall refer to the individual, individuals, partnership, or corporation called "Tenant". Word of any gender used in this lease shall be held to include any other gender, and words in a singular number shall be held to include plural when the sense requires.

                25. NOTICES: It is agreed that the legal address of the parties for all notices required or permitted to give hereunder, or for all purposes of billing, process, correspondence, and any other legal purposes whatsoever, shall be deemed sufficient, if given by communication in writing by United States mail, postage prepaid and certified, and address as follows: To the Landlord at the following address: Covold Partners, 17 Calender Ct
                     Suite 4 Columbia, SC 29206. To the Tenant at the following address: U.S. Patriot, 5401 Forest Drive, Columbia, SC 29206.

                26. ADDITIONAL PROVISIONS: Insofar as the following provisions conflict with other provisions of the lease, the following shall control.
                     A. INSURANCE: Tenant shall maintain suitable fire and extended coverage insurance upon the building during the term of this lease and any renewals thereof, and agrees to name the Mortgage as additional named on the policy. Such insurance will be to the full extent of the insurable replacement value of the building improvements. Tenant agrees to provide the Landlord with written proof of such insurance protection. It is further understood that Tenant shall be responsible for maintaining it's own fire and extended coverage insurance on it's contents. Such insurance may be carried under a blanket policy by Tenant.
                     B. REAL ESTATE TAXES: To be paid by Landlord.

                27. SECURITY DEPOSIT: Security deposit of Three thousand three hundred seventy five Dollars ( $3375)


                     WITNESS:                        LANDLORD: Covold Partners

                     ____________________            By:______________________
                                                       Mike Arnold

                     ____________________            By:______________________
                                                       Tenant    U.S. Patriot

                     ____________________            By:____________________



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